Exhibit 107.1

Calculation of Filing Fee Tables

Form S-1

(Form Type)

LINKHOME HOLDINGS INC.

(Exact Name of Registrant as Specified in Its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee	Amount Registered	Proposed Maximum Offering	Maximum	Fee Rate	Amount of Registration
Fees to be Paid	Equity	Common stock, $0.001 par value(1)(2)	457(o)	3,300,000		$13,200,000.00	0.00015310	$2,019.60
	Total Offering Amounts					$14,355,000		$2,019.60
	Total Fees Previously Paid							$1,785.96
	Total Fee Offsets							-
	Net Fee Due							$233.66

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)	Includes shares of our common stock which the underwriters have the option to purchase to cover over-allotments.